Exhibit 99.1

A1 Group, Inc.

7040 Avenida Encinas, Suite 104-159, Carlsbad, CA 92011

LETTER OF INTENT

For Purchase of Business and Assets

A1 Group, Inc (“Buyer”) hereby express their intention to enter into an agreement in the future pursuant to which Buyer intends to purchase from A1A Sod (“Seller”) the business known as A1A Sod, Sand and Soil (“the Business”), located at: 28400 S Dixie Hwy, Homestead, FL 33033 upon the following terms and conditions:

Terms and Conditions

•	Purchase price in the total sum of $1.500.000.00 (“the Purchase Price”) shall be payable as follows
•	At Closing, A1 Group, Inc. will pay to A1A Sod shareholders: $1.5 million via Cash-Wire transfer.
•	Buyer would enter into an employment agreement with A1A Sod current employees during the Transition, which shall not go beyond 6 months, under terms and conditions that would be negotiated and agreed upon by both parties, including provisions regarding term of contract, base and incentive compensation and benefits package.
•	Business to be Acquired; Liabilities to be Assumed. Buyer would acquire all of the assets, tangible and intangible, owned by Seller that are used in, or necessary for the administration and operation of its current Construction, Wholesale, Retail and Growing business, including, but not limited to: (i) cash, inventory, accounts receivable, fixed assets, software, customer lists, prepaids, and security deposits. (ii) certain liabilities will be assumed as of the date of Closing.
•	Definitive Asset Purchase Agreement. All of the terms and conditions of the transaction would be stated in the Asset Purchase Agreement, to be negotiated, agreed and executed by the Buyer and Seller by or before June 1, 2015, and complete the transaction as soon as possible thereafter.

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Expiration

1. This offer shall expire unless a copy hereof the Seller’s written acceptance is delivered to Purchaser or to his Agent on or before April 10th, 2015 at 6pm. Seller warrants the accuracy of the information by dating and signing this document.

Closing

2. At time of closing both parties shall deposit with an authorized escrow holder, selected by mutually agreement of parties involved, all funds and instruments necessary to complete the sale in accordance with the terms hereof including the purchase price for the benefit of the seller, a valid bill of sale of said business together with any lease assignment thereof of the premises on which the business is located.

Due Diligence Period To Be Included in Purchase Contract

3. Seller’s and Seller’s representatives’ at sellers expense and within 15 days of effective date (“Due Diligence Period” ) will provide for review all of Seller’s books and records regarding the Business including, without limitation, financial records; bank records; tax returns; production records; vendor records; customer records; employee records; material legal documents and contracts; records of pending or past litigation, administrative actions or notices of any kind from any governmental agency involving or affecting the Business.

4. It is understood “Buyer” is currently a reporting Public Company, and that a condition of closing is the audibility of the selling Company, which audit for the previous 2 years will have to be delivered during the “Due Diligence Period. To include financial records; bank records; tax returns; production records; vendor records; customer records; employee records; material legal documents and contracts; inspection and approval of the physical condition of Seller’s fixtures, equipment and inventory used in the Business. Records of pending or past litigation, administrative actions or notices of any kind from any governmental agency involving or affecting the Business

5. Buyer’s and Buyer’s representatives’ physical inspection and approval of any real property and improvements thereon owned or occupied by the Business including the environmental condition thereof and any existing environmental or other reports concerning the condition of same• Buyer’s and Buyer’s representatives’ review of Seller’s lease for the premises occupied by the Business, if any, and obtaining of Seller’s lessor’s approval of the transfer thereof, if required,

5.1 • Approval by appropriate governing agencies of the transfer of any licenses, permits or interests in property required to operate the Business

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Applicable Conditions

6 • Preparation of agreement to final documents of sale and approval thereof by the agreed upon closing attorney and other representatives, agents and auditors including, without limitation, documentation of any covenant not to compete, consulting agreement or other covenant or condition related to the sale of the Business.

7 • Closing costs: Any tax on the transfer, attorney fees, shall be paid by Seller and Buyer 50/50, at the time of Closing.

8 • Proration’s: rents, personal property tax, employee salaries, security deposits shall be reconciled at closing.

The undersigned SELLER hereby acknowledges receipt of the accepted agreement

Seller: A1A Sod, Sand and Soil. INC

Seller’s Address: 28400 S Dixie Hwy, Homestead, FL 33033

By: Andy Diaz	Date: March 8th, 2015
Andy Diaz, President

The undersigned PURCHASER hereby acknowledges receipt of the accepted agreement.

Purchaser: A1 Group, Inc.

Purchaser’s Address: 7040 Avenida Encinas, Suite 104-159. Carlsbad, CA 92011

By: /s/ Bruce Storrs	Date: March 8th, 2015
Bruce Storrs, Chief Executive Officer

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